Exhibit 10.2
December 5, 2008
VIA HAND DELIVERY
Mr. Gregory Schafer
Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608
Re: Amendment to June 23, 2008 Separation and Consulting Agreement
Dear Greg:
As you know, on June 23, 2008, you and Onyx Pharmaceuticals, Inc. entered into a Separation and Consulting Agreement (the “Separation Agreement”). This Amendment is intended to modify the Separation Agreement as follows:
1. Delete the first sentence of Section 1 (Separation Date) and replace it with the following sentence: “Unless you and the Company mutually agree in writing, your last day of work with the Company and your employment termination date will be March 13, 2009 (the “Separation Date”).”
2. Add the following sentence to the end of Section 1 (Separation Date): “If a new Chief Financial Officer begins his or her employment prior to the Separation Date, you shall be removed as the Company’s Chief Financial Officer although your employment will continue until the Separation Date. In such an event, you will be considered an individual contributor in the Company’s Finance organization; you will use your best efforts to assist in the transition of your duties to the new CFO and will make yourself reasonably available to perform such other functions as are assigned to you by the Company; and you will continue to receive your regular base salary payments and benefits coverage in which you are currently enrolled until the Separation Date.”
Except as modified by this Amendment, the Separation Agreement shall remain in full force and effect.

If this Amendment is acceptable to you, please sign below and return the fully signed original to me.

Sincerely, Onyx Pharmaceuticals, Inc.
By:	/s/ N. Anthony Coles
N. Anthony Coles
President & Chief Executive Officer

Understood and Agreed:
/s/ Gregory Schafer
Gregory Schafer
Date: December 5, 2008